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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER
CUSIP NUMBER

(Check One):   [_] Form 10-K      [_] Form 11-K    [_] Form 20-F
               [X] Form 10-QSB    [_] Form N-SAR
               For Period Ended:

               [_] Transition Report on Form 10-K
               [_] Transition Report on Form 20-F
               [_] Transition Report on Form 11-K
               [_] Transition Report on Form 10-Q
               [_] Transition Report on Form N-SAR
               For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                               booktech.com, inc.
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Full Name of Registrant



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Former Name if Applicable


42 Cummings Park
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Address of Principal Executive Office (Street and Number)


Woburn, Massachussetts    01801
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City, State and Zip Code

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PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]  |    (a)  The reasons described in reasonable detail in Part III of this
     |         form could not be eliminated without unreasonable effort or
     |         expense;
     |
[X]  |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
     |         thereof will be filed on or before the 15th calendar day
     |         following the prescribed due date; or the subject quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be filed on or before the fifth calendar day following the
     |         prescribed due date; and
     |
[_]  |    (c)  The accountant's statement or other exhibit required by Rule
     |         12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

Narrative:

As a result of the recent merger of booktech.com.inc. (the "company") dated March 31, 2000, the company's officers responsible for compiling the requisite financial data necessary to enable the company to complete its financial statements for the quarter ended September 30, 2000 by the required filing date for the company's Quarterly report on Form 10-QSB have not been able to do so without unreasonable effort and expense.

The company expects to complete the filing of its form 10-QSB for the quarter ended September 30, 2000 by the extended period allowed by Rule 12b-25.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


                   Ted Bernhardt                     (781)        933-5400
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                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
     no, identify report(s).                            [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                           [_] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date                            By /s/ Ted Bernhardt
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                                   Ted Bernhardt
                                   Chief Financial Officer